EXHIBIT 99.1

Contacts:
Investors:	MEDIA CONTACT:
EVC Group, Inc.	EVC Group, Inc.
Doug Sherk/Stacey Fisher	Steve DiMattia
(415) 896-6820	(646) 277-8706
FOR IMMEDIATE RELEASE
KITTY HAWK INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
Quarterly revenues increase over 19% compared to 2005
Chargeable weight increases over 43% compared to 2005
DALLAS, May 11, 2006—Kitty Hawk, Inc. (AMEX:KHK), the parent company of Kitty Hawk Cargo, Inc., Kitty Hawk Aircargo, Inc. and Kitty Hawk Ground, Inc., today reported first quarter 2006 revenue of $40.1 million, an increase of $6.5 million or 19.2% compared to the first quarter of 2005. Kitty Hawk generated a net loss allocable to common stockholders for the first quarter of 2006 of $8.7 million, or a loss of $0.17 per diluted common share. For the first quarter of 2005, Kitty Hawk reported a net loss of $2.1 million or a loss of $0.04 per diluted share.
“As we expected, our net loss during the quarter exceeded the fourth quarter of 2005 net loss due to seasonality of the business and the continued investment in our scheduled airport-to-airport expedited ground network,” said Robert W. Zoller, President and CEO. “We are committed to building the ground network as evidenced by our newly created operating subsidiary, the hiring of Gary Jensen as the subsidiary’s new Vice President and COO and the recent announcement of the acquisition of the operating assets of Air Container Transport. During the first quarter we continued to gain new customers who are using Kitty Hawk for both air and ground transportation services. For the past four weeks, our ground network has carried a record amount of weight each consecutive week. We feel confident we have all the pieces in place to successfully integrate the ACT operations while continuing to provide premier air and ground operations and believe we remain positioned over the long term for growth in a high aircraft and diesel fuel cost operating environment.”
On May 10, 2006, Kitty Hawk entered into an Asset Purchase Agreement with Air Container Transport, Inc., (ACT), the West Coast’s premier airport-to-airport expedited ground freight network. The agreement allows Kitty Hawk to acquire substantially all of the operating assets of ACT including: owned and leased trucks and trailers, owner operator agreements, leased facilities, trademarks and intellectual property and customer lists. ACT operates an airport-to-airport expedited ground freight network primarily in California, Oregon, Washington, British Columbia, Utah, Colorado, Illinois and Texas. In 2005, ACT had unaudited revenues of $44.5 million and an unaudited net loss of $0.3 million. The acquisition is expected to be accretive to Kitty Hawk’s financial performance and has been approved by the Board of Directors of both companies. In addition, management expects to realize marketing and sales synergies during the remainder of 2006.
Scheduled freight revenue for the first quarter of 2006 was $40.1 million, an increase of $7.2 million compared to the first quarter 2005. First quarter 2006 system chargeable weight (accounting for associated oversize and special handling requirements) increased 43.7% during the period and average yield decreased 14.8% both resulting from the launch of the Company’s new deferred product which has lower yields than the Company’s expedited products.
Conference Call Information
Management will host a conference call on Friday, May 12, 2006 at 8:30 AM Eastern time to review the financial results. To access the call, dial 800-257-3401, or 303-262-2125 for international callers. To listen to the live web cast go to www.kittyhawkcompanies.com under the Investor Relations area of the web site. A replay of the conference call will be available approximately one hour after the call’s conclusion and through midnight ET May 20, 2006 by dialing 800-405-2236 or 303-590-3000 for international callers and entering the pass code 11060190#.
About Kitty Hawk, Inc.
www.kittyhawkcompanies.com
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air and beginning October 31, 2005 of scheduled time-definite airport-to-airport less-than-truckload (LTL) ground freight transportation to major business centers and surrounding communities throughout North America, including, Alaska, Hawaii, Toronto, Canada, and San Juan, Puerto Rico. With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, logistics companies and major airlines with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727-200 cargo aircraft, as well as a 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF cargo aircraft. Kitty Hawk’s air and ground cargo networks and award-winning, guaranteed overnight time-definite service are ideal for heavy-weight shipments (over 150 lbs), special goods with unique dimensions, perishables, animals and other valuable shipments.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded scheduled airport-to-airport less than truckload deferred freight network; our failure to close the acquisition of the operating assets of Air Container Transport; our inability to successfully operate and integrate the Air Container Transport operations; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our expanded ground network; unforeseen increases in liquidity and working capital requirements related to our expanded ground network; potential competitive responses from other operators of nationwide coast-to-coast less than truckload networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; inflation. For a discussion of these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.
(Tables to follow)

KITTY HAWK, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2006	2005
	(in thousands)
Revenue:
Scheduled freight	$40,087	$32,842
ACMI	—	520
Miscellaneous	—	267

Total revenue	40,087	33,629
Cost of revenue:
Flight expense	8,568	6,606
Transportation expense	9,108	2,928
Aircraft fuel expense	13,204	11,941
Aircraft maintenance expense	3,734	2,547
Freight handling expense	8,000	6,259
Depreciation and amortization	753	823
Operating overhead expense	3,021	2,949

Total cost of revenue	46,388	34,053

Gross loss	(6,301)	(424)
General and administrative expense	2,302	2,220

Operating loss	(8,603)	(2,644)
Other (income) expense:
Interest expense	69	70
Other, net	(288)	(602)

Net loss	$(8,384)	$(2,112)

Preferred stock dividends	296	—

Net loss allocable to common stockholders	$(8,680)	$(2,112)

Basic loss per share	$(0.17)	$(0.04)

Diluted loss per share	$(0.17)	$(0.04)

Weighted average common shares outstanding — basic	51,675,408	51,187,563

Weighted average diluted common shares outstanding — diluted	51,675,408	51,187,563

KITTY HAWK, INC. AND SUBSIDIARIES
BALANCE SHEET

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$21,767	$26,650
Total assets	51,025	56,934
Notes payable and long-term obligations	2,162	2,305
Stockholders’ equity	$19,260	$27,407